Exhibit 10.2

Execution Version

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is entered into this 31st day of December, 2017, by and among Legacy Reserves LP, a Delaware limited partnership (the “Company”), and Fir Tree Value Master Fund, L.P., a Cayman Islands exempted limited partnership, Fir Tree Capital Opportunity Master Fund, L.P., a Cayman Islands exempted limited partnership, Fir Tree Capital Opportunity Master Fund III, L.P., a Cayman Islands exempted limited partnership, FT SOF IV Holdings, LLC, a Delaware limited liability company, FT SOF V Holdings, LLC, a Delaware limited liability company, and FT SOF VII Holdings, LLC, a Delaware limited liability company (collectively, the “Sellers” and individually, a “Seller”).

WHEREAS, the Sellers collectively own beneficially, through Depository Trust Company (“DTC”), $187,077,000 principal amount of the Company’s 6.625% Senior Notes due 2021 (the “Notes”) (with the principal amount of the Notes held by each Seller specified on Exhibit A), issued under the indenture, dated as of May 28, 2013, among the Company, Legacy Reserves Finance Corporation, the guarantors named therein and Wilmington Trust, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of August 25, 2015 (the “Indenture”); and

WHEREAS, the Company desires to buy from the Sellers, and the Sellers desire to sell to the Company, all of the Notes owned by each of the Sellers, on the terms and subject to the conditions set forth herein, and in the amounts specified in Exhibit A hereto.

NOW, THEREFORE, the Company and each Seller, in consideration of the terms and conditions set forth herein and other good and valuable consideration the sufficiency of which is hereby acknowledged, agree as follows:

1.	CERTAIN DEFINITIONS AND PRINCIPLES OF CONSTRUCTION AND INTERPRETATION. Each term defined in the Indenture and used herein without definition has the meaning assigned to such term in the Indenture. The principles of construction and interpretation set forth in Section 1.04 of the Indenture shall apply to, and are hereby incorporated by reference in, this Agreement.

2.	PURCHASE OF NOTES.

a.	The Company hereby purchases from the Sellers, and the Sellers hereby convey, sell, assign and transfer to the Company, free and clear of all liens, encumbrances and rights of others (except for those imposed by the Indenture or those resulting from any actions taken or failed to be taken by the Company), the Notes specified on Exhibit A for the purchase price set forth on Exhibit A with respect to each Seller. The Notes will be delivered against the payment of the Purchase Price (as defined below) at the settlement of the purchase and sale of Notes provided for in Section 4 (the “Settlement”). Following the execution and delivery of this Agreement until the time of Settlement and subject to the terms of this Agreement, each Seller shall hold its interest in the Notes sold by such Seller hereunder as agent for the Company.

b.	For U.S. federal income tax purposes, the parties hereto intend that the date of this Agreement shall be treated as the “trade date” as that term is used in Revenue Rulings 93-84, 1993-2 C.B. 225 and 66-97, 1966-1 C.B. 190. Accordingly the parties (and their owners, as determined for federal income tax purposes, in the case of any parties hereto that are disregarded entities for U.S. federal income tax purposes) hereto intend that the date hereof shall be the effective date of the sale of the Notes for U.S. federal income tax purposes and shall agree to report the transaction in a manner consistent with such treatment for U.S. federal income tax purposes, unless otherwise required by applicable law.

3.	PURCHASE PRICE.

a.	The purchase price to be paid by the Company to each Seller (the “Purchase Price”) shall be equal to the purchase price set forth opposite such Seller’s name on Exhibit A (which Purchase Price shall be delivered against, without limitation, all principal, accrued interest and other amounts owing in respect of the Notes), as set forth on Exhibit A.

b.	Notwithstanding anything in this Agreement to the contrary, in the event that, at any time and from time to time, during the 30-day period immediately following the date hereof, the Company or any Affiliate thereof enters into a definitive agreement that would result in the redemption of all or any portion of the Company’s 6.625% Senior Notes due 2021 issued under the Indenture (the “6.625% Senior Notes”), or otherwise redeems all or any portion of the 6.625% Senior Notes, at a redemption price (the “Redemption Price”) equal to 90% or greater of the principal amount of the 6.625% Senior Notes, plus accrued but unpaid interest thereon, then the Company shall pay to each Seller, the amount by which the Redemption Price in respect of such Notes exceeds the Purchase Price paid to such Seller by the Company in respect of such Notes hereunder (with respect to each Seller, a “Make Whole Payment”). If all or any portion of the Redemption Price is in a form other than cash, the Company and Sellers shall mutually agree upon the value thereof. Each Make Whole Payment shall be made promptly following (and in no event more than ten business days after) the consummation of the applicable redemption, and shall for all purposes be treated by the Company and the applicable Sellers as an adjustment to the Purchase Price. Each Make Whole Payment shall be made in cash by wire transfer of immediately available cash funds to the Wire Transfer Instructions (or such other accounts designated by the applicable Sellers in writing).

4.	SETTLEMENT.

a.	Subject to each of the terms of this Agreement, the date of the Settlement shall be January 5, 2018 (the “Settlement Date”).

b.	At the Settlement, the Company shall make a wire transfer of immediately available funds to the Sellers in the amounts specified in Exhibit A hereto and in accordance with the wire transfer instructions delivered by the Sellers to the Company on the date hereof (the “Wire Transfer Instructions”).

c.	At the Settlement, each Seller shall effect by book entry, in accordance with the applicable procedures of DTC and the terms of the Indenture, the delivery to the Company in the amounts specified in Exhibit A hereto.

d.

The obligation of the Company to effectuate the Settlement and the occurrence of the Settlement Date shall be subject to (i) the accuracy of the representations and warranties of each of the Sellers made herein; (ii) the occurrence of the “Settlement Date,” as defined in that certain Note Purchase Agreement, dated as of the date hereof, among the Sellers and GSO Energy Select Opportunities Fund

LP, GSO Energy Partners-A LP, GSO Energy Partners-B LP, GSO Energy Partners-C LP, GSO Energy Partners-C II LP, GSO Energy Partners-D LP, GSO Palmetto Opportunistic Investment Partners LP and GSO CSF III HoldCo LP (without giving effect to any amendment, modification, supplement or waiver thereto without the consent of the Company hereunder) (the “Other Note Purchase Agreement”); and (iii) the effectiveness of the Third Amendment, dated as of December 31, 2017, to the Credit Agreement dated as of October 25, 2016, by and among the Company, the financial institutions from time to time party thereto as lenders, and Cortland Capital Market Services LLC, as the Administrative Agent.

e.	The obligation of each Seller to effectuate the Settlement and the occurrence of the Settlement Date shall be subject to (i) the accuracy of the representations and warranties of the Company made herein, (ii) the occurrence of the “Settlement Date,” as defined in the Other Note Purchase Agreement and (iii) delivery on the date hereof of a legal opinion of Company counsel in form and substance attached hereto as Exhibit B.

5.	REPRESENTATIONS OF SELLERS. Each Seller, severally and not jointly, makes the following representations to the Company as of the date hereof and as of the Settlement Date:

a.	Each Seller has the requisite corporate, limited liability company and/or limited partnership power and authority enter into this Agreement and to perform its obligations hereunder.

b.	The Notes set forth by such Seller’s name in Exhibit A are owned beneficially by such Seller and constitute all of the Notes owned by such Seller and, in the aggregate, the total amount of Notes listed on Exhibit A constitute all of the Notes beneficially owned by the Sellers and their Affiliates. Such Seller has full right and title to such Notes, free and clear of any lien or encumbrance whatsoever (except for those imposed by the Indenture), and full and unrestricted right and power to sell such Notes pursuant to the provisions of this Agreement without obtaining the consent or approval of any other person that has not been obtained.

c.	The sale of the Notes by each Seller hereunder does not violate or represent a breach of, or constitute a default under, any instruments governing such Seller, any law, regulation or order, or any agreement to which such Seller is a party or by which such Seller is bound. The Seller is not party to any other agreement, commitment, contract or other instrument which would adversely affect its ability to perform its obligations hereunder and/or the purchase and sale transactions contemplated by this Agreement.

d.	This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

e.	Each Seller acknowledges and agrees that none of the Company nor any of its Affiliates has given any investment advice or rendered any opinion to any Seller as to whether the sale of the Notes is prudent, and no Seller hereto is relying on any representation or warranty by any other party hereto, except as expressly set forth in this Agreement.

f.	Each Seller has made an independent decision to sell and transfer the Notes to the Company based on the information available to such Seller, which such Seller has determined is adequate for that purpose.

g.	Each Seller acknowledges that the Company and its Affiliates may be in possession of material, non-public, confidential information concerning the Notes or the Company or its Affiliates (the “Material Information”) that is not known or otherwise available to the Sellers and that may be material in the decision to sell the Notes, including but not limited to the information of the type described below:

i.	Financial and Operational Details: Information including, but not limited to, internal and external budgets, projections, corporate office expenditures, employee compensation and senior management incentive plans relating to the Company, its subsidiaries and its general partner (the “Company Group”) and their respective Affiliates and certain other persons;

ii.	Litigation: Information regarding current status of certain litigation pending against the Company Group and its Affiliates and certain other persons;

iii.	Strategic Discussions: Information regarding strategic decisions considered by the Company Group, including, but not limited to, expansions, divestitures, mergers, acquisitions, joint venture partnerships, corporate or other conversions, restructurings and other strategic matters considered by the Company Group, and other strategic board discussions;

iv.	Capital Raise: Information related to the Company Group’s efforts to raise capital from various sources, including, without limitation, the proposed terms thereof;

v.	Management and Board: Information relating to hiring, firing, compensation, retention and/or promotion regarding the Company Group’s managers;

vi.	Capital Budgeting and Capital Structure Alternatives: Information regarding uses of the Company Group’s capital, including priorities for capital deployment, and capital structure, including any amendments, refinancing plans, dividends and other material items related to the capital structure and the fundings of loans or other capital contemplated in connection with this Agreement and the Other Note Purchase Agreement; and

vii.	Other Miscellaneous Information: Other information, including material nonpublic information, gathered from conversations with Company Group’s management and other stakeholders.

h.	If the Material Information were disclosed to a Seller, the Material Information could foreseeably affect (i) the applicable Seller’s willingness to enter into the transaction contemplated hereby and (ii) the price the applicable Seller would be willing to receive in connection with the sale of the Notes. Moreover, the Material Information may indicate that the value of the Notes is substantially different from the purchase price contemplated to be paid by the Company to the applicable Seller for the Notes.

i.	Notwithstanding the Company’s possession of the Material Information, which is not being disclosed, and the other items set forth in this Agreement, each Seller desires to enter into this Agreement.

j.	Each Seller is a sophisticated investor with respect to the Notes and has adequate information concerning the business and financial condition of the Company, and understands the disadvantage to which any party hereto may be subject on account of the disparity of information as between the parties. Each Seller believes, by reason of its business or financial experience, that it is capable of evaluating the merits and risks of the purchase and sale of the Notes pursuant to this Agreement, and of protecting its own interest in connection with such transfer.

k.	To the fullest extent permitted by law, each Seller, on behalf of itself and each of its Affiliates, expressly waives and fully releases and discharges the Company, including its Affiliates and the Company’s and its Affiliates’ respective current and former partners, members, managers, officers, directors, employees, representatives and agents (collectively, the “Company Released Persons”), from any and all actions, proceedings, suits, judgments, liens and executions of any kind, claims, debts, loss, damages and demands whatsoever, in law or in equity, including attorneys’ fees, that each Seller ever had, now has or hereafter shall or may have, whether known or unknown for, upon or by reason of, any claim asserted with regard to, based upon or arising from any of the Company’s failure to disclose or any of the Sellers’ failure or inability to obtain and review, in connection with the transactions contemplated under this Agreement, the Material Information, including, without limitation, claims they may have or hereafter acquire under applicable U.S. (federal or state) securities laws, but in any event excluding claims arising as a result of fraud or based on any breach by a Company Released Person of any provision, representation, warranty or covenant of this Agreement or any other agreement by and between such Seller and any Company Released Person (“Seller Excluded Claims”). Each Seller shall not institute or maintain any cause of action, suit, complaint or other proceeding against any Company Released Person as a result of a Company Released Person’s failure to disclose the Material Information to the applicable Seller, other than with respect to Seller Excluded Claims. Each Seller shall indemnify each Company Released Person from any loss, claim, cost, expense or damage arising out of any breach by the applicable Seller of its representations, warranties or covenants under this Agreement.

l.	Each Seller is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

m.	The Company is relying on the representations set forth in this Section 6 in engaging in the transaction contemplated hereby, and would not engage in such transaction in the absence of such representations.

6.	REPRESENTATIONS OF THE COMPANY. The Company represents as follows to each Seller as of the date hereof and as of the Settlement Date:

a.	The Company has the requisite limited partnership power and authority enter into this Agreement and to perform its obligations hereunder.

b.	The purchase of the Notes by the Company hereunder does not violate or represent a breach of, or constitute a default under, any instruments governing the Company, any law, regulation or order, or any agreement to which the Company is a party or by which the Company is bound. The Company is not party to any other agreement, commitment, contract or other instrument which would adversely affect its ability to perform its obligations hereunder and/or the purchase and sale transactions contemplated by this Agreement, including the Indenture, the indenture, dated as of December 4, 2012, among the Company, Legacy Reserves Finance Corporation, the guarantors named therein and Wilmington Trust, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated as of August 25, 2015, and the Credit Agreement dated as of October 25, 2016, by and among the Company, the financial institutions from time to time party thereto as lenders, and Cortland Capital Market Services LLC, as the Administrative Agent, as amended.

c.	This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

d.	The Company acknowledges and agrees that no Seller nor any of their respective Affiliates has given any investment advice or rendered any opinion to the Company as to whether the purchase or sale of the Notes is prudent or suitable, and the Company is not relying on any representation or warranty by any other party hereto, except as expressly set forth in this Agreement.

e.	Since December 31, 2014, the Company (and its predecessor, if any) has, in all material respects, timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the Effective Date, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

f.	Each of the Sellers is relying on the representations set forth in this Section 6 in engaging in the transaction contemplated hereby, and would not engage in such transaction in the absence of such representations.

7.	MISCELLANEOUS.

a.	Except as expressly provided in this Agreement, all of the covenants, terms, provisions, conditions and agreements contained herein shall be binding upon and shall inure to the benefit of the successors and assigns of the Company and each Seller.

b.	The provisions of this Agreement shall survive the occurrence of the Settlement Date.

c.	The Company and the Sellers agree to execute any and all documents, amendments, notices and certificates, and to take any such additional actions, which may be necessary or convenient to effect the consummation of the transactions contemplated by this Agreement and further the intent of the parties hereunder.

d.	This Agreement may be amended or modified only by a writing signed by the Company and each of the Sellers.

e.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. With respect to all matters relating to this Agreement, each of the parties hereto hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the U.S. District Court for the Southern District of New York State or, if that court does not have subject matter jurisdiction, in any State court located in the City and County of New York; (ii) agrees that such party shall bring any and all claims concerning this Agreement and/or the transactions contemplated hereunder (whether based on contract, tort or otherwise) solely in such courts and that such claims shall be heard and determined exclusively in such courts, (iii) waives, to the fullest extent such party may effectively do so, the defense of an inconvenient forum, (iv) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (v) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the addresses specified in Section 7g. below. Nothing herein will affect the right of any party hereto to serve legal process in any other manner permitted by law or affect such party’s right to bring any suit, action or proceeding against the other party or such other party’s property in the courts of other jurisdictions. EACH PARTY HERETO IRREVOCABLY

WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

f.	This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission or in electronic (e.g., “pdf” or “tif”) format shall be as effective as delivery of a manually signed counterpart of this Amendment.

g.	Any notice, request, claim, demand or other communication under this Agreement shall be in writing and shall be delivered by hand, by e-mail or by overnight courier service to the address for each party listed below, and shall be deemed to have been given when receipt is acknowledged for personal delivery or e-mail or one day after deposit with overnight courier service, addressed as follows:

If to the Company:

Legacy Reserves LP

303 W. Wall Street, Suite 1800

Midland, Texas 79701

Attention:     Bert Ferrara

Email:           bferrara@legacylp.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:     Matthew R. Pacey, P.C.

    Michael P. Fisherman

Email:     matt.pacey@kirkland.com

       michael.fisherman@kirkland.com

If to any Seller:

c/o Fir Tree, Inc.

55 West 46th Street, 29th Floor

New York, NY 10036

Attention:     Brian A. Meyer, General Counsel

Email:           bmeyer@firtree.com

with a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention:     Steven E. Siesser, Esq.

Email:           ssiesser@lowenstein.com

h.	The obligations and liabilities hereunder of the Company and each Seller shall be several and not joint (and not joint and several). The execution and/or delivery of any agreements or documents by the Company and each Seller in connection with the Settlement, including this Agreement, shall be without recourse to or warranty by any of their respective Affiliates and with respect to the other Sellers, as applicable.

i.	Each party hereto acknowledges and agrees that it will pay its own costs and expenses in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby.

j.	If the Settlement Date shall not have occurred on or prior to January 5, 2018, this Agreement may be terminated by either the Sellers, on the one hand, or the Company, on the other hand, upon written notice to the other parties; provided, however, that the right to terminate this Agreement under this Section 7j shall not be available to the Sellers or the Company if they fail to perform any of their material respective obligations under this Agreement and such failure causes or results in, the failure of the Settlement Date to occur on or prior to January 5, 2018. In the event of the termination of this Agreement as provided in this Section 7j, this Agreement shall forthwith terminate and this Agreement and the transactions contemplated hereby shall become void and have no effect, except that nothing herein will relieve any party from liability for any breach of this Agreement by such party occurring prior to such termination of any representation, warranty, agreement or covenant contained herein.

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COMPANY:

LEGACY RESERVES LP

By:	Legacy Reserves GP, LLC,
its general partner

By:	/s/ James Daniel Westcott
Name:	James Daniel Westcott
Title:	Executive Vice President and Chief
Financial Officer

[Signature Page to Note Purchase Agreement]

SELLERS:

FIR TREE VALUE MASTER FUND, L.P.

By:	/s/ Brian A. Meyer
Name:	Brian A. Meyer
Title:	Authorized Person

FIR TREE CAPITAL OPPORTUNITY MASTER FUND, L.P.

By:	/s/ Brian A. Meyer
Name:	Brian A. Meyer
Title:	Authorized Person

FIR TREE CAPITAL OPPORTUNITY MASTER FUND III, L.P.

By:	/s/ Brian A. Meyer
Name:	Brian A. Meyer
Title:	Authorized Person

FT SOF IV HOLDINGS, LLC

By:	/s/ Brian A. Meyer
Name:	Brian A. Meyer
Title:	Authorized Person

FT SOF V HOLDINGS, LLC

By:	/s/ Brian A. Meyer
Name:	Brian A. Meyer
Title:	Authorized Person

FT SOF VII HOLDINGS, LLC

By:	/s/ Brian A. Meyer
Name:	Brian A. Meyer
Title:	Authorized Person

[Signature Page to Note Purchase Agreement]